SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549
                           ____________

                             FORM S-8
                      REGISTRATION STATEMENT
                               Under
                    THE SECURITIES ACT OF 1933
                           ____________

                       BIOMUNE SYSTEMS, INC.
      (Exact name of registrant as specified in its charter)
                           _____________

 Nevada                                                  87-0380088
(State or other jurisdiction of incorporation)           (I.R.S.
                                                          Employer
                                                          Identification No.)


                     2401 South Foothill Drive
                    Salt Lake City, Utah 84109
                          (801) 466-3441

(Address of principal executive offices and Zip Code and Telephone Number of Issuer)


               1993 Stock Option and Incentive Plan
               1996 Stock Option and Incentive Plan
                  Employee and Consultant Shares

                     (Full Title of the Plans)
                 ________________________________


      David G. Derrick, Chief Executive Officer and President
                       BIOMUNE SYSTEMS, INC.
                     2401 South Foothill Drive
                    Salt Lake City, Utah 84109
                          (801) 466-3441
(Name, address and telephone number, including area code, of agent for service)

                            Copies to:
                      Kevin R. Pinegar, Esq.
               Durham, Evans, Jones & Pinegar, P.C.
                  50 South Main Street, Suite 850
                    Salt Lake City, Utah  84144
                          (801) 538-2424

                     CALCULATION OF REGISTRATION FEE

______________________________________________________________________________________________________________________
Title of each class                        Proposed maximum    Proposed maxi-
of securities to be    Amount to be        offering price per  mum aggregate       Amount of
registered             registered(1)       unit                offering price      registration fee(4)

Common Shares,           720,000 shares    $1.50               $ 1,080,000(2)      $  318.60
par value $.0001
per share, granted
to consultants

Common Shares,           365,000 shares    $0.50               $   182,500(3)      $   53.84
par value $.0001
per share, subject
to stock options
granted to directors
and employees

Common Shares,           729,096 shares    $1.50               $ 1,093,644(2)      $  322.62
par value $.0001
per share, subject
to stock awards,
stock options or
stock warrants to
be granted to
employees, directors,
or consultants

Total                  1,814,096 shares    --                  $ 2,356,144         $  695.06

(1) This Registration Statement also covers an indeterminate number of Common Shares that may be issuable by reason of stock splits, stock dividends or similar transactions in accordance with Rule 416 under the Securities Act of 1933, as amended.

(2) Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, based upon the average of the high and low prices of the Common Shares as reported on NASDAQ on February 27, 1998 (within 5 business days prior to the date of filing the Registration Statement).

(3) Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, based upon the price at which the options may be exercised.

(4) .000295 times the maximum aggregate offering price, pursuant to Section 6(b) of the Securities Act of 1933, as amended.

                               PART I

       INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


The documents containing the information specified in Part I of this Registration Statement will be sent or given to employees and consultants as specified by Rule 428(b)(1). Such documents are not required to be and are not filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of
Section 10(a) of the Securities Act of 1933, as amended (the "Securities Act").

                             PART II

        INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.Incorporation of Documents by Reference.

The following documents filed with the Commission by Biomune Systems, Inc. (the "Company") are incorporated herein by reference:

 (a) The Company's Annual Report on Form 10-K and 10-K/A for the fiscal year ended September 30, 1997;

  (b) The Company's Current Report on Form 8-K, dated October 27, 1997, as filed on November 10, 1997;

 (c) The Company's Current Report on Form 8-K, dated November 7, 1997, as filed on November 10, 1997 relating to the reverse stock split;

 (d) The Company's Current Report on Form 8-K, dated November 7, 1997, as filed on November 10, 1997 relating to the proposed Rockwood acquisition;

 (e) The Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1997;

 (f) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997;

 (g) Description of the class of securities of the Company to be offered, (incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1993); and

 (h) Current Report on Form 8-K, dated January 9, 1998, as filed on January 9, 1998.

All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

 Not applicable.

Item 5.  Interests of Named Experts and Counsel.

 Not applicable.

Item 6.  Indemnification of Directors and Officers.

Section 78.751 of the Nevada Private Corporations Act, as amended (the
"Nevada Act"), permits a corporation organized thereunder to indemnify its directors, officers, employees and agents for certain of their acts. The Company's Amended and Restated Articles of Incorporation (filed with the Nevada Secretary of State on August 4, 1995) have been framed so as to conform to
Section 78.751 of the Nevada Act.

In general, under the Nevada Act, any director, officer, employee or agent may be indemnified against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with an action, suit or proceeding to which such person is a party if that person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation. To the extent that any such person has been successful on the merits or otherwise in defense of any such action, suit or proceeding or in defense thereof, he must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred. Any indemnification must be made by the corporation only after a determination (i) by vote of the stockholders, (ii) by majority vote of a quorum of the independent directors, or (iii) by independent legal counsel, that the applicable standard of conduct was met by the person to be indemnified. The circumstances under which indemnification is granted in connection with an action brought by or on behalf of the corporation are generally the same as those set forth above.

Under the Nevada Act, indemnification may also be granted pursuant to the terms of agreements that may be entered into by the corporation. The Nevada Act also grants Nevada corporations the power to purchase and maintain insurance that protects its officers and directors against any liabilities incurred in connection with their services in such positions, and such a policy of insurance may be obtained by the Company in the future.

The Company's Amended and Restated Articles of Incorporation and Amended and Restated Bylaws (which were adopted by the Company's Board of Directors on March 22, 1996) provide for indemnification of the officers and directors of the Company as set forth below.

Article VII of the Company's Amended and Restated Articles of Incorporation provides as follows:

                           ARTICLE VII

 Elimination of Liability; Indemnification

 7.1. Elimination of Liability. No director or officer of the Corporation will be liable to the Corporation or its shareholders for damages for breach of fiduciary duty as a director or officer, excepting only (a) acts or omissions that involve intentional misconduct, fraud or a knowing violation of law or (b) the payment of dividends in violation of Nevada Revised Statutes Section 78.300. In the event that the Nevada Private Corporations Law is amended after the filing of these Amended and Restated Articles of Incorporation to authorize corporate action further eliminating or limiting the personal liability of a director or officer, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the Nevada Private Corporations Law, as so amended.

 7.2. Mandatory Indemnification. The Corporation shall indemnify the directors and officers of the Corporation to the fullest extent permitted by the Nevada Private Corporations Law as the same now exists or may hereafter be amended.

 7.3. Mandatory Payment of Expenses. The Corporation shall pay the expenses incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it should be ultimately determined that he or she is not entitled to be indemnified by the Corporation as authorized by the Nevada Private Corporations Law.

 7.4. Effect of Amendment or Repeal. Any amendment to or repeal of any of the provisions in this Article VII shall not apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation, or otherwise affect any right or protection of a director or officer of the Corporation, for or with respect to any acts or omissions of the director or officer occurring prior to the amendment or repeal, except as otherwise required by a mandatory provision of law.

Article IV of the Company's Amended and Restated Bylaws provides as follows:

                            ARTICLE IV
                        BOARD OF DIRECTORS

 Section 4.16. Indemnification; Advancement of Expenses. The Corporation shall indemnify the officers and directors of the Corporation to the fullest extent permitted by the Nevada Private Corporations Act as the same now exists or may hereafter be amended. In the event that the Nevada Private Corporations Act is amended after the filing of the Corporation's Amended and Restated Articles of Incorporation with the Nevada Secretary of State's Office so as to authorize corporate action further eliminating or limiting the personal liability of an officer or director, then the liability of an officer or director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Nevada Private Corporations Act as so amended. The Corporation shall pay the expenses incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such officer or director to repay such amount if it should be ultimately determined that he or she is not entitled to be indemnified by the Corporation as authorized by the Nevada Private Corporations Act. Any amendment to or repeal of any of the provisions in this Section 4.16 shall not adversely affect any right or protection of an officer or director of the Corporation for or with respect to any act or omission of such director occurring prior to such amendment or repeal.

 Section 4.17. Indemnification of Employees and Agents. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent permitted by the provisions of Section 4.16 of these Bylaws and
                Article VII of the Corporation's Amended and Restated Articles of Incorporation.

In addition, the Company has entered into separate Indemnification Agreements with each of its directors and officers.

Insofar as indemnification for liabilities arising under the Securities
Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, or otherwise, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 7.Exemption from Registration Claimed.

 Not applicable.

 Item 8.Exhibits

4(a) Form of Consulting Agreement ("Consulting Agreement") between the Company and certain consultants to the Company, pursuant to which consultants receive Common Stock and/or warrants to purchase Common Stock of the Company, including, but not limited to the following persons:

      David G. Derrick
      James J. Dalton
      Christopher D. Illick
      Barry Mintz
      David Pomerantz

5 Opinion of Durham, Evans, Jones & Pinegar, P.C. regarding validity of Common Stock.

23(a) Consent of Arthur Andersen LLP.

23(b) Consent of Durham, Evans, Jones & Pinegar, P.C. (included in the opinion filed as Exhibit 5 to this Registration Statement).

Item 9.  Undertakings.

(a)  The undersigned Company hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

   (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

   (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

   (iii)to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
       Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

   (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                            SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, State of Utah, on March 2, 1998.

                                    Biomune Systems, Inc.


                                    By /s/ David G. Derrick
                                    David G. Derrick, President and CEO


                        POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David G. Derrick, his attorney-in-fact, with the power of substitution, for him and in any and all capacities, to sign any and all amendments to this Registration Statement (including post effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute or substitutes may do or cause to be done by virtue hereof.

 Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated.

     Signature                         Title                 Date
-------------------------      -----------------------      -------------
/s/ David G. Derrick           Chief Executive Officer and   March 2, 1998
David G. Derrick               Chairman of the Board of
                               Directors (Principal
                               Executive Officer)


/s/ Michael G. Acton           Chief Financial Officer and   March 2, 1998
Michael G. Acton               Controller (Principal
                               Financial and Accounting
                               Officer)


/s/ Thomas Q. Garvey III       Director                      March 2, 1998
Thomas Q. Garvey III


/s/ Christopher D. Illick      Director                      March 2, 1998
Christopher D. Illick





